                                                                    EXHIBIT 99.1

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News Update
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                RESORTQUEST INTERNATIONAL ANNOUNCES FIRST QUARTER
                             2003 FINANCIAL RESULTS

   -COMPANY MEETS EARNINGS PER SHARE AND EBITDA GUIDANCE DESPITE TRAVEL MARKET
                              CONTINUED DOWNTURN-

Memphis, TN, April 29, 2003 - ResortQuest International, Inc. (NYSE: RZT), the nation's leading property manager of vacation condos, homes and villas, today announced financial results for the first quarter ended March 31, 2003.

FIRST QUARTER HIGHLIGHTS

The following are operational highlights from the first quarter:

-       Hawaii gross lodging revenues increased 6% over prior year.

- The Ski Now/Tan Later promotional program has generated over $1 million in gross lodging revenues so far in 2003.

- The first stages of the Portofino and Bahama Bay managed resorts in Florida are fully operational and have been well received by guests.

- ResortQuest was named manager of two new luxury resorts in Gatlinburg, Tennessee, representing a potential of 100 new units.

- The Company signed a joint venture agreement with Wells Fargo Home Mortgage to offer financial products and services in its real estate locations throughout Florida.

- ResortQuest reached an agreement to become the preferred supplier of vacation rental property to Carlson-Wagonlit Travel and GIANTS, the Greater Independent Association of National Travel Services.

- In a customer survey by Yesawich, Pepperdine, Brown & Russell completed during the first quarter, consumers cited their positive past experience as a reason to vacation at ResortQuest properties again and over 80% said they would recommend ResortQuest to a friend.

FIRST QUARTER RESULTS

ResortQuest reported revenues of $46.6 million for the first quarter of 2003, which represents a 5.0% decrease from revenues of $49.0 million for the prior year first quarter. Included in both periods is other revenue from managed properties that primarily relates to reimbursed payroll expense and related benefits. The Company reported net income for the first quarter of 2003 of $742,000, compared to a net loss of ($3.7) million in 2002. This translates to diluted earnings per share of $0.04 in the first quarter of 2003, as compared to a diluted loss per share of ($0.19) in the first quarter of 2002. Included in the first quarter of 2003 is $306,000 of expenses related to the move of the Company's corporate office to Destin, Florida. These results are in line with the Company's previous quarterly guidance which excluded any expenses related to the corporate relocation. The Company estimates that the total cost of the move will be $800,000, which includes actual moving costs and related severance. Management anticipates that the relocation of its corporate office and the continued accounting consolidation from existing operations in Colorado and Hawaii will save ResortQuest over $1 million annually beginning in the second half of 2003.

Included in the first quarter of 2002 is $502,000 of expenses related to professional fees resulting from certain employee-related matters and a study to explore financing and strategic growth alternatives. Additionally, in the first quarter of 2002, the Company recorded, upon the adoption of a new accounting principle, an after-tax non-cash goodwill charge of $6.3 million related to its Desert resorts.

The Company reported EBITDA(1) of $4.7 million in the first quarter of 2003 compared to $7.0 million in the first quarter of 2002, a 32.7% decline. EBITDA per diluted share was $0.25 in the first quarter of 2003, as compared to $0.36 in the first quarter of 2002. The number of ResortQuest diluted shares outstanding for the first quarter of 2002 and 2003 was 19.4 million and 19.3 million, respectively.

"We are reasonably pleased to report quarterly earnings per share and EBITDA results in line with our previous guidance in spite of the challenges facing our industry," said Jim Olin, President and Chief Executive Officer of ResortQuest International. "The economy, the war in Iraq and the recent SARS (Severe Acute Respiratory Syndrome) outbreak impacted consumers' budgets and their willingness to travel during the first quarter, especially in our fly-to markets. The reality is that consumers simply did not travel as much as they had in the past, but we worked extremely hard to control our cost structure during the quarter. The good news is that we are excited about the opportunity at hand for our drive-to markets in the forthcoming summer months. Historically, our summer drive-to markets have represented approximately 85% of our total summer revenues, and we see early booking signs that our drive-to markets will perform reasonably well this summer."

At March 31, 2003, the Company had $18.4 million in total cash and total debt of $76.3 million, which generated a debt to total capitalization of 37.5%. "During the quarter, we completed an amendment to our credit facility and senior notes that provides us with more favorable financial covenants for 2003," said Mitch Collins, Executive Vice President and Chief Financial Officer. "Both pieces of our debt mature in 2004 and we are currently working to refinance our debt, and we expect to complete this process no later than January 2004."

FIRST QUARTER OPERATING HIGHLIGHTS

Total gross lodging revenues were $98.7 million for the first quarter of 2003, compared to $107.7 million in the first quarter of 2002, representing an 8.4% decrease. Average daily rate for all lodging in the quarter increased 2.1% to $126.65, as compared to $124.00 in 2002. The Hawaii region gross lodging revenues increased 6.4% to $39.5 million in the first quarter of 2003 from $37.1 million in the first quarter of 2002 as Hawaii continued to rebound towards pre-September 11th levels. Activity in Hawaii did experience a downturn in the middle of March due to the war in Iraq and SARS concerns. The Company experienced declines in gross lodging revenues in both its Beach and Mountain regions primarily due to lower occupancy levels in fly-to markets. Total occupancy levels declined 6.3 percentage points to 56.4% in the first quarter of 2003 from 62.7% in 2002. The total number of exclusively managed units was down 2.0% to 18,277 in 2003.

"During the first quarter, we experienced continued softness in most of our fly-to markets although we were very pleased to see Hawaii's gross lodging revenues increase more than 6% versus prior year, primarily due to strong ADR growth," said Park Brady, Senior Vice President and Chief Operating Officer. "While Southwest Florida experienced a 12 point decline in occupancy, Northwest Florida, which is primarily a drive-to market, experienced only a 6% drop in occupied nights which was offset by a 36% increase in net real estate commissions. We continue to see strong real estate activity in markets where the average real estate sales price is less than $500,000, but real estate activity continues to be somewhat sluggish in our high-end markets."

"While we continue to face a challenging travel market, we remain committed to improving the overall customer experience by streamlining our processes while at the same time increasing our distribution channels and capitalizing on high customer satisfaction by cross-selling amongst our properties," added Olin. "We have made much progress in consolidating our back offices, which is the first step in streamlining and simplifying our operations towards standardizing the customer experience. The move of the corporate office to Destin, Florida is on schedule and on budget. In addition, the preferred supplier agreements we have signed with GIANTS and Carlson-Wagonlit Travel are positive additions to our distribution network. On the cross-selling front, we are currently beta testing a customer loyalty program, which we expect will significantly increase our cross-selling penetration. We currently are cross-selling across our network at under 3%, and our strategy is to move that rate to approximately 10% over the next several years. Each occupancy point of cross-sell is worth $8 million in gross lodging revenue and well over $1 million in EBITDA to the Company."

OUTLOOK

The following information is based on current information as of April 29, 2003. The Company does not expect to update full year guidance until next quarter's earnings release; however, the Company may update the full business outlook or any portion thereof at any time for any reason.

The Company expects a continued challenging economic environment for the lodging industry given the issues discussed above. Even with these issues, the Company does anticipate improved drive-to market performance during the forthcoming summer months under the belief that consumers will stay closer to home this summer when taking leisure trips. ResortQuest should benefit from this situation given our significant inventory in these primarily drive-to markets. The Company is maintaining its 2003 expectations of achieving revenues, excluding other revenue from managed properties, of $152-$157 million and EBITDA of $18-$19 million.

CONFERENCE CALL

ResortQuest International will hold a national conference call today, April 29, 2003 at 11:00 a.m. (EDT). To participate on the call, please dial (973) 582-2706 and request the ResortQuest conference call. A recording of the call will be available for 7 days by dialing (973) 341-3080 and entering access code 3887862. The call will be simultaneously broadcast over the Internet and will be available thereafter at www.resortquest.com.

        (1)EBITDA, defined as earnings before interest, taxes, depreciation and amortization, is presented as supplemental information in the discussion of operating results above and in the accompanied financial tables because the Company believes that analysis of EBITDA (a non-GAAP measure), along with other GAAP measurements, provides a more comprehensive representation of the Company's financial performance. EBITDA is commonly used in the lodging industry as a measure of performance and as a basis for valuation of lodging Companies. EBITDA should not be regarded as an alternative or replacement to any GAAP measurement of performance. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as presented by our Company may not be comparable to similar titles presented by other companies. See the following reconciliation of EBITDA to operating income.

Reconciliation of EBITDA to Operating Income:

                                                            Three Months Ended
                                                    March 31,         March 31,
                                                        2002              2003
                                                   ---------         ---------
        EBITDA                                        $7,035            $4,737
          Depreciation                                 1,430             1,665
                                                      ------            ------
        Operating Income                              $5,605            $3,072

ABOUT RESORTQUEST INTERNATIONAL

ResortQuest International, the first brand name "real-time" online booking service (WWW.RESORTQUEST.COM) in vacation condominium and home rentals and sales, provides a one-stop resource in over 50 premier resort destinations in the U.S. and Canada. ResortQuest is the nation's leading vacation rental property management company, based on a portfolio of approximately 20,000 vacation rental properties with a combined real estate value estimated in excess of $7.0 billion.

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of ResortQuest and its consolidated subsidiaries to differ materially from those expressed or implied by such forward looking statements. In addition to the factors discussed above, other factors that could cause actual results to differ materially include the risks associated with successful integration of additional acquired companies, factors affecting internal growth and management of growth, ResortQuest's acquisition strategy and the availability of financing, the tour and travel industry, seasonality, quarterly fluctuations and general economic conditions, dependence on technology and travel providers, and other factors discussed from time to time in ResortQuest's Securities and Exchange Commission reports, including its annual report on Form 10-K for the year ended December 31, 2002.

Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and, therefore, there can be no assurance that the forward-looking statements included in this filing will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by ResortQuest or any other person that the objectives and plans of the Company will be achieved. The company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or any other reason.

                                       ###

INVESTOR RELATIONS CONTACTS:                                    MEDIA CONTACTS:
ResortQuest International                                       Sloane & Company
Mitch Collins / David Selberg                                   Dan O'Connor
(901) 762-0600                                                  (212) 446-1865

Sloane & Company
Jenny Lee
(212) 446-1892

                         ResortQuest International, Inc.
                 Consolidated Condensed Statements of Operations
                                   (unaudited)

                                                                        Three Months Ended
                                                                     March 31,    March 31,
(in thousands)                                                           2002         2003
                                                                     --------     --------
Revenues
  Property management fees                                           $ 25,324     $ 22,556
  Service fees                                                         10,300       10,070
  Real estate and other                                                 4,889        5,044
                                                                     --------     --------
                                                                       40,513       37,670
  Other revenue from managed properties(1)                              8,503        8,887
                                                                     --------     --------
    Total revenues                                                     49,016       46,557

Operating expenses
  Direct operating                                                     20,142       21,212
  General and administrative                                           13,336       11,721
                                                                     --------     --------
                                                                       33,478       32,933
  Other expenses from managed properties(1)                             8,503        8,887
                                                                     --------     --------
    Total operating expenses                                           41,981       41,820
                                                                     --------     --------
EBITDA(2)                                                               7,035        4,737

  Depreciation                                                          1,430        1,665
                                                                     --------     --------
    Total non-cash expenses                                             1,430        1,665
                                                                     --------     --------
Operating income                                                        5,605        3,072
Interest and other expense, net                                         1,466        1,812
                                                                     --------     --------
Income before income taxes                                              4,139        1,260
Provision for income taxes                                             (1,552)        (518)
                                                                     --------     --------
Income before the cumulative effect of a change
  in accounting principle                                               2,587          742

Cumulative effect of a change in accounting principle(3)               (6,280)           -
                                                                     --------     --------
Net income                                                           $ (3,693)    $    742
                                                                     ========     ========
Earnings per share
  Basic and Diluted
    Before cumulative effect of a change in accounting principle     $   0.13     $   0.04
    Cumulative effect of change in accounting principle                 (0.32)           -
                                                                     --------     --------
                                                                     $  (0.19)    $   0.04
                                                                     ========     ========
EBITDA per diluted share(2)                                          $   0.36     $   0.25
                                                                     ========     ========

(1) Revenue and expense from managed entities are included in our reported results in response to a recent FASB announcement. These costs relate primarily to reimbursed payroll costs and related benefits at managed entities where we are the employer. These costs primarily relate to our Hawaii resorts.

(2) EBITDA, a non-GAAP measure, is defined as earnings before interest, taxes, and depreciation and excludes the cumulative effect of a change in accounting principle.

(3) Beginning January 1, 2002, the Company adopted SFAS Nos. 141 and 142 as it relates to the accounting for goodwill and related amortization. In conjunction with the adoption of these pronouncements, the Company recorded an after-tax non-cash goodwill charge of $6.3 million related to its Desert resorts. Additionally, the Company has ceased recording amortization of all existing goodwill and any goodwill associated with future mergers and acquisitions.

                         ResortQuest International, Inc.
                             Performance Statistics
                                 Total System(2)

                                                     Three Months Ended
                                                 March 31,     March 31,
                                                     2002          2003       VAR
                                                 --------      --------     -----
Beach
  Gross Lodging Revenues(1)                      $ 34,359       $28,101     (18.2)%
  Occupancy                                          56.2%         48.0%     (8.2)pts
  ADR                                            $  92.66       $ 89.80      (3.1)%
  RevPAU                                         $  52.04       $ 43.11     (17.2)%
  Total Units                                       9,276         9,056      (2.4)%

Hawaii
  Gross Lodging Revenues(1)                      $ 37,123       $39,503       6.4 %
  Occupancy                                          78.2%         77.0%     (1.2)pts
  ADR                                            $ 110.90       $118.86       7.2 %
  RevPAU                                         $  86.70       $ 91.56       5.6 %
  Total Units                                       5,537         5,464      (1.3)%

Mountain
  Gross Lodging Revenues(1)                      $ 32,584       $28,588     (12.3)%
  Occupancy                                          53.4%         44.0%     (9.4)pts
  ADR                                            $ 236.91       $243.87       2.9 %
  RevPAU                                         $ 126.55       $107.32     (15.2)%
  Total Units                                       3,331         3,351       0.6 %

Desert
  Gross Lodging Revenues(1)                      $  3,613       $ 2,470     (31.6)%
  Occupancy                                          64.5%         53.8%    (10.7)pts
  ADR                                            $ 142.74       $149.94       5.0 %
  RevPAU                                         $  92.02       $ 80.63     (12.4)%
  Total Units                                         506           406     (19.8)%

Total
  Gross Lodging Revenues(1)                      $107,679       $98,662      (8.4)%
  Occupancy                                          62.7%         56.4%     (6.3)pts
  ADR                                            $ 124.00       $126.65       2.1 %
  RevPAU                                         $  77.74       $ 71.48      (8.1)%
  Total Units                                      18,650        18,277      (2.0)%

(1) Lodging revenues are in thousands and represent the total rental charged to property rental customers. Our revenue represents from 3% to over 40% of the lodging revenues based on the services provided by us.

(2) Total system statistics include all exclusive managed contracts from the period under management through March 31, 2002 and March 31, 2003. Excluded from these statistics are non-exclusive management contracts which approximated 1,440 units as of March 31, 2002 and 1,600 as of March 31, 2003. Also excluded from these statistics are owner use nights and renovation nights which were approximately 15.6% of gross available nights in the three months ended March 31, 2002 and 15.6% of gross available nights in the three months ended March 31, 2003.

                         ResortQuest International, Inc.
                             Performance Statistics
                                  Same-Store(2)


                                                    Three Months Ended
                                                 March 31,    March 31,
                                                     2002         2003       VAR
                                                 --------     --------      -----
Beach
  Gross Lodging Revenues(1)                      $ 34,273      $28,101      (18.0)%
  Occupancy                                          56.2%        48.0%      (8.2)pts
  ADR                                            $  93.29      $ 89.80       (3.7)%
  RevPAU                                         $  52.41      $ 43.11      (17.7)%
  Total Units                                       9,195        9,056       (1.5)%

Hawaii
  Gross Lodging Revenues(1)                      $ 37,123      $39,503        6.4 %
  Occupancy                                          78.2%        77.0%      (1.2)pts
  ADR                                            $ 110.90      $118.86        7.2 %
  RevPAU                                         $  86.70      $ 91.56        5.6 %
  Total Units                                       5,537        5,464       (1.3)%

Mountain
  Gross Lodging Revenues(1)                      $ 32,584      $28,588      (12.3)%
  Occupancy                                          53.4%        44.0%      (9.4)pts
  ADR                                            $ 236.91      $243.87        2.9 %
  RevPAU                                         $ 126.55      $107.32      (15.2)%
  Total Units                                       3,331        3,351        0.6 %

Desert
  Gross Lodging Revenues(1)                      $  3,613      $ 2,470      (31.6)%
  Occupancy                                          64.5%        53.8%     (10.7)pts
  ADR                                            $ 142.74      $149.94        5.0 %
  RevPAU                                         $  92.02      $ 80.63      (12.4)%
  Total Units                                         506          406      (19.8)%

Total
  Gross Lodging Revenues(1)                      $107,593      $98,662       (8.3)%
  Occupancy                                          62.7%        56.4%      (6.3)pts
  ADR                                            $ 124.39      $126.65        1.8 %
  RevPAU                                         $  78.03      $ 71.48       (8.4)%
  Total Units                                      18,569       18,277       (1.6)%

(1) Lodging revenues are in thousands and represent the total rental charged to property rental customers. Our revenue represents from 3% to over 40% of the lodging revenues based on the services provided by us.

(2) For better comparability, the above statistics exclude all non-exclusive management contracts as well as all properties that were not part of ResortQuest for both time periods, which approximated 1,540 units as of March 31, 2002 and 1,600 units as of March 31, 2003. Also excluded from these statistics are owner use nights and renovation nights which were approximately 15.6% of gross available nights in the three months ended March 31, 2002 and 15.6% of gross available nights in the three months ended March 31, 2003.